W.W. Grainger, Inc. and Subsidiaries COMPUTATIONS OF EARNINGS PER SHARE	EXHIBIT 11

	2004	2003	2002
BASIC:
Weighted average number of shares outstanding during the year	90,206,773	90,731,013	91,982,430

Earnings before cumulative effect of accounting change	$286,923,000	$226,971,000	$235,488,000
Cumulative effect of accounting change	--	--	(23,921,000)

Net earnings	$286,923,000	$226,971,000	$211,567,000

Earnings per share before cumulative
effect of accounting change	$3.18	$2.50	$2.56
Cumulative effect of accounting change per share	--	--	(0.26)

Earnings per share	$3.18	$2.50	$2.30

DILUTED:
Weighted average number of shares outstanding during the year	90,206,773	90,731,013	91,982,430
Potential shares:
Shares issuable under common stock equivalents	8,445,302	7,571,428	8,012,752
Shares which could have been purchased using the
proceeds from the common stock equivalents exercised,
based on the average market value for the year	(7,015,367)	(5,920,171)	(5,721,423)

	1,429,935	1,651,257	2,291,329

Dilutive effect of exercised options prior to being exercised	36,667	11,815	29,738

	1,466,602	1,663,072	2,321,067

Adjusted weighted average number of shares
outstanding during the year	91,673,375	92,394,085	94,303,497

Earnings before cumulative effect of accounting change	$286,923,000	$226,971,000	$235,488,000
Cumulative effect of accounting change	--	--	(23,921,000)

Net earnings	$286,923,000	$226,971,000	$211,567,000

Earnings per share before cumulative
effect of accounting change	$3.13	$2.46	$2.50

Cumulative effect of accounting change per share	--	--	(0.26)

Earnings per share	$3.13	$2.46	$2.24